EXHIBIT 10.29

                         FINANCIAL CONSULTING AGREEMENT

This agreement is made by and between Lifestream Technologies, Inc. (the "Company") and Extol International Corporation (James C. Czirr) having its principal office at 425 Janish Dr., Sandpoint, ID 83864 (the "Consultant").

         In consideration of the mutual promises contained herein and on the terms and conditions hereinafter set forth, the Company and Consultant agree as follows:

PROVISION OF SERVICES: Consultant, at Company's direction, will conduct an investor relations program for Lifestream Technologies, Inc. for three (3) months following the receipt by Consultant of the compensation set forth in paragraph 2 hereunder. It is understood that Consultant, is a shareholder of Lifestream Technologies, Inc. ("Lifestream") and is interested in introducing Lifestream to the investment community through a variety of venue. By this agreement, Company is retaining Consultant to engage in an investor relations effort designed to publicize Lifestream in which the Consultant shall use its best efforts in the furnishing of advice and recommendations, and for this purpose consultant shall, at all times, maintain or keep and make available qualified persons or a network of qualified outside professionals for the performance of its obligations under this agreement.

1.       COMPENSATION

         (A) The total cost for the Consultant's services is 4,800,000 free trading shares of stock in Lifestream Technologies Inc. as payment for the consulting agreement. Please issue stock certificate to James C. Czirr Trust U/A dated 2/20/04.

2.       LIABILITY; INDEMENIFICATION

         (A) The Company shall indemnify, hold harmless and defend Consultant and its officers, directors, employees and agents from, against and in respect of any loss, damage, liability, judgment cost or expense whatsoever, including counsel fees, suffered or incurred by it or him by reason of, or on account of, its status or activities as a consultant to Company hereunder, except for any loss, damage, liability, judgment, cost or expense resulting from willful malfeasance, bad faith or gross negligence in the performance of Consultant's duties hereunder.

3.       STATUS OF CONSULTANT

                  Consultant shall at all times be an independent contractor of the Company and, except as expressly provided or authorized by this Agreement, shall have no authority to act for or represent the Company. The Company acknowledges that the Consultant may, from time to time, subcontract the performance of certain of its services hereunder to third parties, in which event the Consultant shall be responsible for the timely and professional performance of such services as if the Consultant had provided same.

4.       OTHER ACTIVITIES OF CONSULTANT

                  The Company recognizes that Consultant now renders and may continue to render management and other services to other Companies, which may or may not have policies and conduct activities similar to those of the Company. Consultant shall be free to render such advice and other services and the Company hereby consents thereto. Consultant shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.


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5.       TERMS

                  Consulting agreement will become effective upon receipt of signed contract and payment.


AGREED TO:


Lifestream Technologies, Inc.                   Extol International Corporation


/s/Christopher Maus                             /s/ James Czirr
-------------------                             ---------------
Christopher Maus, CEO                           James C. Czirr


Dated:   10/29/04                               Dated:  10/29/04
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